Exhibit 10.43

AMENDMENT TO

NONQUALIFIED STOCK OPTIONS

GRANTED TO PHILLIP A. GOBE

The Nonqualified Stock Options granted to Phillip A. Gobe under the Energy Partners, Ltd. 2006 Long Term Stock Incentive Plan on December 6, 2004, March 17, 2005, July 22, 2005, March 16, 2006, March 23, 2006, August 3, 2006 and May 30, 2007 are hereby amended in the following respects:

1.	Subparagraph (b) of Paragraph 7 is amended to read in its entirety as follows:

“(b)	Death, Disability or Retirement

“If you die or become disabled (as defined below) while employed by the Company, the period during which this Option may vest will be extended through December 31st of the year in which you die or become disabled. All shares that will not have vested under this Option on or before December 31st of the year in which you die or become disabled shall be forfeited as of the date you die or become disabled. With respect to all shares vested under this Option on or before December 31st of the year in which you die or become disabled, this Option may be exercised for a period of three (3) years from the date that you die or become disabled (but in no event beyond the Expiration Date). Any shares vested under this Option but not exercised on or before the earlier of the Expiration Date or the date that is three (3) years from the date of your death or disability are forfeited and this Option shall be null and void and without further effect.

“In the event of your death, your beneficiary(s) (as defined below) may exercise this Option.

“If you become disabled, this Option may be exercised by your legal representative.

“Except as hereafter provided in this subparagraph (b), if your employment with the Company terminates as a result of your retirement (as defined below), this Option shall continue to vest and become exercisable in accordance with the schedule set forth in Paragraph 3 of this Agreement and may be exercised (to the extent vested and exercisable at the applicable time) for a period of three (3) years beginning on the date of your retirement (but in no event beyond the Expiration Date). Any shares under this Option as to which this Option is not exercised on or before the earlier of the Expiration Date or the last day of the three (3)-year period beginning on the date of your retirement shall be forfeited and this Option shall be null and void and without further effect.

“If your employment with the Company terminates as a result of your retirement and you thereafter ‘change your retirement status’ (as defined below) prior to the Expiration Date, any shares under this Option as to which this Option has not been exercised shall be forfeited and this Option shall be null and void and without further effect. You will be considered to ‘change your retirement status’ for purposes of this Agreement if you commence full-time employment as an executive with a business enterprise engaged directly or through one or more subsidiaries in the oil and gas exploration and production business or commence service on the board of directors of such a business enterprise.”

2.	The last sentence of subparagraph (c) of Paragraph 7 is amended to read in its entirety as follows:

“For purposes of this Option, ‘retirement’ means a termination of your employment that is described as a retirement by the Company in any press release issued by it or in any document filed by it with the Securities and Exchange Commission.”

ENERGY PARTNERS, LTD.

By:	/s/ Richard A. Bachmann	Date:	8-21-07
Attest:	/s/ John H. Peper

I HEREBY AGREE TO THIS AMENDMENT TO MY NONQUALIFIED STOCK OPTIONS

/s/ Phillip A. Gobe		Date:	8/21/07
Phillip A. Gobe